Newsletter about the proxy vote

SUBJECT: Please vote regarding a Sphere Fund Reorganization

If you are an investor in the Sphere 500 Climate Fund, you have been sent a Proxy Statement/Prospectus asking you to vote on a proposal relating to the Fund. After you carefully review it, please help us continue to provide affordable climate-friendly investing by voting in favor of the proposal described below – voting should just take a minute. A vote in favor of the proposal won’t change your fees – it just helps us keep our costs low.

The following gives more detail about a proposal by the Climate Fund to reorganize into a different series trust administered by Ultimus Fund Solutions. The proposal must be approved by the shareholders of the Climate Fund to take effect. Reflection Asset Management, LLC, the investment adviser for the Climate Fund, recommended the proposal, and it has been unanimously approved by the Board of Trustees of the current Trust.

What the vote is about

The Board determined, after careful consideration, based on the recommendation of the Climate Fund’s investment adviser, that the service options available to the Climate Fund if the reorganization is approved by shareholders would be in the best interests of shareholders given that, among other benefits, overall expenses for the Climate Fund are anticipated to be lower. Enhanced distribution opportunities and marketing services will also be available to the Climate Fund when the reorganization is completed. The Fund will be overseen by new trustees, officers, and administrators, but the investment adviser will not change. These changes will not only benefit the economic and investment interests of Climate Fund shareholders, but will further the climate-focused goals of the Fund.

If the proposal is approved, there will be no change to the Climate Fund’s investment objective or strategies. The Climate Fund’s management fee, investment limitations and principal risks will remain the same, and the Climate Fund is anticipated to experience lower expenses over time due to reduced service provider expenses.

How to vote

The Proxy Statement/Prospectus was provided to you by email or mail and offers several ways to cast your vote:

1.Vote online at vote.proxyonline.com using your proxy control number found on your proxy card (if you received the notification by email, the link you click to vote will automatically enter your proxy control number for you);
2.Mail your signed and voted proxy card back in the postage-prepaid envelope provided;
3.Call toll-free 1-888-227-9349 to reach an automated touchtone voting line; or
4.Call toll-free 1-877-864-5060 and speak with a live operator Monday through Friday, 9 a.m. to 10 p.m. Eastern Time.

Why every vote matters

As described in the Proxy Statement/Prospectus, a substantial portion of shareholders must vote in order to establish a quorum, and to approve the proposal, at the upcoming shareholder meeting scheduled for the vote on the proposal - so every vote really counts.

We at Sphere, as the Climate Fund’s sponsor and the licensor of the index used by the Climate Fund, wholeheartedly support the recommendation of the Climate Fund’s investment adviser and Board that shareholders should vote in favor of the proposal.

Please don’t hesitate to reach out to me with any questions at alex@oursphere.org. Thank you for supporting us in our work to make climate-friendly investing available to everyone.

Best,
Alex

RISKS AND DISCLOSURE
Before investing in the Sphere 500 Climate Fund (“SPFFX”), carefully consider the fund's investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, please visit https://oursphere.org/fund or talk to your financial advisor. Read it carefully before investing.
As with all investments, there are risks involved with investing in SPFFX. Risks include, but are not limited to, sustainability considerations, general market or market event, common stock risks, climate investing considerations risk, sector risk, and third-party data risks as it relates to the composition of the Index. For a detailed explanation of the risks associated with SPFFX and the underlying Index, please read the prospectus.
The Sphere 500 Climate Fund tracks the Sphere 500 Fossil-Free Index. The Sphere 500 Fossil-Free Index starts with the top 500 US companies by market capitalization and then excludes those companies designated as participants in the fossil fuel industry. The Sphere 500 Fossil-Free Index excludes companies whose main lines of business include producing, distributing, or refining fossil fuels, holding reserves of fossil fuels, utilities that are primarily fossil fuel-powered, and producers of equipment for any of the above. However, the Fund may invest in companies that use fossil fuels as a part of their business or have used fossil fuels in the past. Investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Index returns do not reflect the effects of fees or expenses. It is not possible to invest directly in an index.

The performance data quoted represents past performance and is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. For the most recent month-end performance, please call 844-2-SPHERE or visit the fund’s website at https://www.oursphere.org/fund.
Index performance is discussed for illustrative purposes only as a benchmark for each strategy’s performance and does not predict or depict performance of that strategy. While index comparisons may be useful to provide a benchmark for a strategy’s performance, it must be noted that investments are not limited to the investments comprising the indices. Each of the strategy benchmark indices are unmanaged and cannot be purchased directly by investors. Past performance does not guarantee future results. No portion of the content should be considered a solicitation to buy or an offer to sell shares of the fund in any jurisdiction where the solicitation or offer would be deemed unlawful under the securities laws of such jurisdiction. The Sphere 500 Climate Fund is distributed by Ultimus Fund Distributors, LLC, member of FINRA and SIPC, which is not affiliated with Sphere or SPFFX. NOT FDIC INSURED NOT BANK GUARANTEED. MAY LOSE VALUE.